Exhibit 99.1

For Immediate Release

Contact:
Mark Cox
(915) 534-1400

WESTERN REFINING REPORTS FOURTH QUARTER AND
RECORD FULL YEAR 2007 FINANCIAL RESULTS

EL PASO, Texas – February 28, 2008 – Western Refining, Inc. (NYSE:WNR) today reported net earnings of $238.6 million or $3.53 per diluted share for the full year of 2007, versus net earnings of $204.8 million or $3.11 per diluted share for 2006. This is the second consecutive year that Western has reported record earnings. The increased earnings were primarily the result of higher refinery gross margins and increased refinery throughput.

The Company reported a net loss of $25.5 million, or $0.38 per diluted share, for the quarter ended December 31, 2007. For the same period in 2006, the Company had net income of $50.9 million, or $0.76 per diluted share. Performance in the quarter was adversely impacted by rising crude oil prices throughout the quarter. This increase in feedstock costs, coupled with softness in finished product prices, particularly gasoline and lower valued products such as asphalt, resulted in lower refining margins. Higher operating expenses also impacted earnings in the quarter.

“We are very pleased to have achieved a new record high in annual earnings for Western, despite the significant volatility in crude oil and finished product prices that impacted the industry throughout the year. During 2007, our El Paso refinery continued to have strong operating performance with total throughput increasing for the fifth consecutive year to its current level of approximately 134,000 barrels per day,” said Paul Foster, Western’s President and Chief Executive Officer.

“We have taken a number of actions to improve the Yorktown and Gallup refineries so that the safety and reliability at those facilities are more consistent with our El Paso refinery. We have also implemented numerous operational changes at the former Giant refineries that will lead to improved performance.”

Actions taken to improve performance at these facilities include:

•
Improved Coker operations at Yorktown to 21,000 barrels per day, an increase of about 17% over historical operations. Improving the utilization of the coker will allow for additional processing of heavier crudes;

•
Renegotiated and/or terminated higher-cost feedstock agreements. For example, in early 2007, Giant entered into a fixed price ethanol supply agreement for all three of its refineries. This contract was recently terminated and we estimate, based upon ethanol spot market prices in the fourth quarter, that we will reduce ethanol costs by  approximately $7.0 million per year at these facilities;

•	Hired new refinery managers for both Yorktown and Gallup; and
•	Transferred maintenance and engineering personnel to Yorktown and Gallup from the El Paso facility.

Foster continued, “As a result of the performance improvement initiatives implemented throughout the second half of the year, the Yorktown refinery is currently operating at approximately 70,000 barrels per day, an increase in capacity of approximately 8,000 barrels per day or about 13% from historical operations. In addition, operations at the Four Corners refineries demonstrated combined crude oil throughput capacity in excess of 40,000 barrels per day in the fourth quarter.”

In 2008, Western will continue to focus on operational enhancements and financial improvements. In particular, Western plans to:

•
Complete the DuPont SAR project at the El Paso refinery in the first quarter. Processing of acid gas has begun, and Western will begin raising sour crude runs from approximately 10% to 20% of crude throughput at the refinery in the near future;

•
Complete the low sulfur gasoline project at the Yorktown refinery in the first quarter. This project is expected to result in several financial benefits including: (1) reduced freight costs, as Western markets additional low sulfur gasoline in local markets and over the refinery rack; (2) increased opportunity to purchase discounted high sulfur gasoline and upgrade to low sulfur gasoline due to the unit’s significant size; and (3) the ability to process additional lower cost crude oil;

•
Continue the low sulfur gasoline project at the El Paso refinery. Completion of this project is anticipated in the second quarter of 2009, at which time Western will have the ability to raise sour crude runs up to 50% of crude oil throughput at the refinery;

•	Continue working on a number of initiatives at all four refineries, targeted at reducing processing costs and improving energy efficiency; and
•	Implement reductions in corporate overhead that will result in annual savings of approximately $15 million compared to the 2007 combined level.

Commenting on current market conditions, Foster said, “While refining margins remained seasonably weak throughout the month of January, we saw improvements in February, and are expecting to see even further improvement in the month of March as we move into the driving season.”

“The integration of the Giant assets is proceeding as planned. In the second half of 2007, we spent a significant amount of time and money at the refineries improving their safety and reliability. We believe that we have made wise investments in the future of these assets and that we are well positioned to begin reaping the benefits of our work at these facilities. Additionally, the integration of the wholesale and retail units with the overall operations of Western is proceeding nicely.”

Conference Call Information

A conference call is scheduled for February 28, 2008, at 11:00 a.m. ET to discuss Western’s financial results. The call can be accessed at Western’s website, www.wnr.com. The call can also be heard by dialing (888) 713-4199, passcode: 57803474. The audio replay will be available through March 13, 2008, and can be accessed by dialing (888) 286-8010, passcode: 94359580.

A copy of this press release, together with the reconciliations of certain non-GAAP financial measures contained herein, can be accessed on the investor relations menu on Western’s website, www.wnr.com.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas.  Western has a refinery in El Paso, two refineries in the Four Corners region of northern New Mexico and a refinery in Yorktown, Virginia.  Western’s asset portfolio also includes refined products terminals in Albuquerque, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas and Utah.  More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements.  The forward-looking statements contained herein include statements about our competitiveness in the refining industry, operational improvements at our refineries, expected increased throughput at our Yorktown refinery, expected increased crude oil throughput at the Four Corners refineries and expected cost savings. These statements are subject to the general risks inherent in our business. We also make forward-looking statements about the benefits we expect to realize from the modifications and improvements done to increase throughput and enhance the reliability at our refineries.  These expectations may or may not be realized.  Some of these expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows.  Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission.  The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Consolidated Financial Data

The following tables set forth our summary historical financial and operating date for the periods indicated below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007 (1)	2006
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$2,418,969	$987,369	$7,305,032	$4,199,383
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	2,242,373	850,736	6,375,700	3,653,008
Direct operating expenses (exclusive of depreciation and amortization)	135,561	46,303	382,690	171,729
Selling, general and administrative Expenses	21,761	11,218	77,350	37,043
Maintenance turnaround expense	2,282	—	15,947	22,196
Depreciation and amortization	25,388	4,313	64,193	13,624
Total operating costs and expenses	2,427,365	912,570	6,915,880	3,897,600
Operating income	(8,396)	74,799	389,152	301,783
Interest income	2,078	3,904	18,852	10,820
Interest expense	(21,869)	(320)	(53,843)	(2,167)
Amortization of loan fees	(748)	(125)	(1,912)	(500)
Write-off of unamortized loan fees	—	—	—	(1,961)
Loss on early extinguishment of debt	—	—	(774)	—
Gain (loss) from derivative activities	(8,470)	1,180	(9,923)	8,617
Other income (expense), net	(271)	22	(1,049)	561
Income (loss) before income taxes	(37,676)	79,460	340,503	317,153
Provision for income taxes (2)	12,148	(28,538)	(101,892)	(112,373)
Net income (loss) (2)	$(25,528)	$50,922	$238,611	$204,780
Basic earnings (loss) per share	$(0.38)	$0.76	$3.55	$3.13
Diluted earnings (loss) per share	$(0.38)	$0.76	$3.53	$3.11
Weighted average basic shares outstanding	67,422	66,765	67,180	65,387
Weighted average diluted shares outstanding	67,683	67,262	67,598	65,775
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(143,478)	$117,193	$113,237	$245,004
Investing activities	(111,317)	(37,860)	(1,334,028)	(149,555)
Financing activities	278,188	(4,117)	1,247,191	(13,115)
Other Data:
Adjusted EBITDA (3)	$12,611	$84,218	$477,172	$357,601
Capital expenditures	111,297	24,026	277,073	120,211
Giant Acquisition	20	—	1,056,955	—
Balance Sheet Data (end of period):
Cash and cash equivalents			$289,565	$263,165
Working capital			621,362	276,609
Total assets			3,559,716	908,523
Total debt			1,583,500	—
Stockholders’ equity			756,485	521,601

__________

(1)	On May 31, 2007, we completed the acquisition of Giant. The information presented herein includes the operation of Giant and its subsidiaries for the seven months after the acquisition.

(2)
Prior to our initial public offering in January 2006, we were not subject to federal or state income taxes due to our partnership structure.  We recorded additional income tax expense for the cumulative effect of recording our estimated net deferred tax liability in the amount of $21.3 million upon changing from a partnership to a corporate holding company structure.  This estimated initial net deferred tax liability, which was recorded during the first quarter of 2006, was based upon the assumption that a certain voluntary election would be made by Western Refining LP when it filed its 2005 income tax returns.  Western Refining LP filed its 2005 income tax returns in September 2006 and the voluntary election was changed from the original assumption.  Primarily due to this change, our initial net deferred tax liability was reduced to $8.3 million, which was reflected as an adjustment to the provision for income taxes during the third quarter of 2006.

(3)
Adjusted EBITDA represents earnings before interest expense, income tax expense, amortization of loan fees, write-off of unamortized loan fees, loss on early extinguishment of debt, depreciation, amortization and maintenance turnaround expense.  Adjusted EBITDA is not, however, a recognized measurement under generally accepted accounting principles, or GAAP.  Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes and the accounting effects of significant turnaround activities (which many of our competitors capitalize and thereby exclude from their measures of EBITDA) and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.  Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business.  We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007 (1)	2006
	(In thousands)
Net income (loss)	$(25,528)	$50,922	$238,611	$204,780
Interest expense	21,869	320	53,843	2,167
Income tax expense	(12,148)	28,538	101,892	112,373
Amortization of loan fees	748	125	1,912	500
Write-off of unamortized loan fees	—	—	—	1,961
Loss on early extinguishment of debt	—	—	774	—
Depreciation and amortization	25,388	4,313	64,193	13,624
Maintenance turnaround expense	2,282	—	15,947	22,196
Adjusted EBITDA	$12,611	$84,218	$477,172	$357,601

Refining Segment

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007 (1)	2006
	(In thousands, except per barrel data)
Statement of Operations Data:
Net sales	$2,384,212	$987,369	$7,092,413	$4,199,383
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	2,241,034	850,736	6,246,654	3,653,008
Direct operating expenses (exclusive of depreciation and amortization)	116,228	46,303	338,396	171,729
Selling, general and administrative expenses	3,783	3,271	16,757	10,180
Maintenance turnaround expense	2,280	—	15,947	22,196
Depreciation and amortization	21,646	4,313	56,537	13,624
Total operating costs and expenses	2,384,971	904,616	6,674,292	3,870,737
Operating income (loss)	$(759)	$82,746	$418,122	$328,646

Key Operating Statistics:
Total sales volume (bpd) (2)	264,247	149,218	215,475	142,280
Total refinery production (bpd)	229,386	135,650	188,687	124,988
Total refinery throughput (bpd) (3)	230,706	137,294	190,338	127,070
Per barrel of throughput:
Refinery gross margin (4)	$6.75	$10.82	$12.17	$11.78
Gross profit (4)	5.73	10.48	11.36	11.49
Direct operating expenses (5)	5.48	3.67	4.87	3.70

(1)	Includes results of operations for three refineries, including transportation and other related revenues and expenses not specific to a particular refinery for Giant beginning June 1, 2007.

(2)
Includes sales of refined products sourced from our refinery production as well as refined products purchased from third parties.  Sales volume for the refineries acquired from Giant was calculated by dividing total volume for the seven months we operated the refineries by 365 days.

(3)	Total refinery throughput includes crude oil, other feedstocks, and blendstocks.

(4)
Refinery gross margin is a per barrel measurement calculated by dividing the difference between net sales and cost of products sold by our refineries’ total throughput volumes for the respective periods presented.  We have experienced gains or losses from derivative activities.  These derivatives are used to minimize fluctuations in earnings but are not taken into account in calculating refinery gross margin.  Cost of products sold does not include any depreciation or amortization.  Refinery gross margin is a non-GAAP performance measure that we believe is important to investors in evaluating our refinery performance as a general indication of the amount above our cost of products that we are able to sell refined products.  Each of the components used in this calculation (net sales and cost of products sold) can be reconciled directly to our statement of operations.  Our calculation of refinery gross margin may differ from similar calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.  The following table reconciles gross profit to refinery gross margin for the periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007 (1)	2006
	(In thousands, except per barrel amounts)
Net Sales	$2,384,212	$987,369	$7,092,413	$4,199,383
Cost of products sold (exclusive of depreciation and amortization)	2,241,034	850,736	6,246,654	3,653,008
Depreciation and amortization	21,646	4,313	56,537	13,624
Gross profit	121,532	132,320	789,222	532,751
Plus depreciation and amortization	21,646	4,313	56,537	13,624
Refinery gross margin	$143,178	$136,633	$845,759	$546,375
Refinery gross margin per refinery throughput barrel	$6.75	$10.82	$12.17	$11.78
Gross profit per refinery throughput barrel	$5.73	$10.48	$11.36	$11.49

(5)
Refinery direct operating expense per throughput barrel is calculated by dividing direct operating expenses by total throughput volumes for the respective periods presented.  Direct operating expenses do not include any depreciation or amortization.

The following table sets forth our summary refining throughput and production data for the periods presented below:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007 (6)	2006
Refinery product yields (bpd)
Gasoline	120,977	71,529	99,271	67,709
Diesel and jet fuel	87,806	54,485	73,445	48,565
Residuum	5,366	5,943	5,821	5,394
Other	15,238	4,693	10,150	3,320
Total	229,387	136,650	188,687	124,988

Refinery throughput (bpd)
Sweet crude oil	155,183	107,396	137,752	100,996
Sour or heavy crude oil	47,961	13,252	33,227	12,187
Other feedstocks/blendstocks	27,562	16,646	19,359	13,887
Total	230,706	137,294	190,338	127,070

(6)	Total refinery production and throughput related to the refineries acquired from Giant was calculated by dividing total volume for the seven months we operated the refineries by 365 days.

El Paso
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Key Operating Statistics:
Refinery product yields (bpd)
Gasoline	66,301	71,529	68,650	67,709
Diesel and jet fuel	53,179	54,485	53,641	48,565
Residuum	5,366	5,943	5,821	5,394
Other	4,216	4,693	3,768	3,320
Total refinery production (bpd)	129,062	136,650	131,880	124,988

Refinery throughput (bpd)
Sweet crude oil	104,084	107,396	107,176	100,996
Sour crude oil	13,045	13,252	12,521	12,187
Other feedstocks/blendstocks	13,559	16,646	13,952	13,887
Total refinery throughput (bpd)	130,688	137,294	133,649	127,070

Total sales volume (bpd)	140,335	149,218	147,765	142,280
Per barrel of throughput:
Refinery gross margin	$5.86	$10.82	$13.53	$11.78
Direct operating expenses	3.67	3.67	3.85	3.70

Yorktown
	Three Months Ended December 31, 2007	June 1 Through December 31, 2007
Key Operating Statistics:
Refinery product yields (bpd)
Gasoline	32,600	32,256
Diesel	24,148	25,161
Other	9,609	9,699
Total refinery production (bpd)	66,357	67,116

Refinery throughput (bpd)
Sweet crude oil	21,916	24,470
Heavy crude oil	34,915	35,316
Other feedstocks/blendstocks	8,488	5,952
Total refinery throughput (bpd)	65,319	65,738

Total sales volume (bpd)	73,161	71,541
Per barrel of throughput:
Refinery gross margin	$5.23	$5.59
Direct operating expenses	6.57	5.44

Four Corners
	Three Months Ended December 31, 2007	June 1 Through December 31, 2007
Key Operating Statistics:
Refinery product yields (bpd)
Gasoline	22,076	19,972
Diesel and jet fuel	10,479	8,616
Other	1,413	1,185
Total refinery production (bpd)	33,968	29,773

Refinery throughput (bpd)
Sweet crude oil	29,183	27,680
Other feedstocks/blendstocks	5,516	3,271
Total refinery throughput (bpd)	34,699	30,951

Total sales volume (bpd)	50,751	43,945
Per barrel of throughput:
Refinery gross margin	$9.75	$13.33
Direct operating expenses	7.27	8.09

Retail Segment

	Three Months Ended	June 1 Through December 31, 2007
	December 31, 2007
	(In thousands, except per gallon data)
Statement of Operations Data:
Net sales	$189,831	$456,331
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	168,985	401,143
Direct operating expenses (exclusive of depreciation and amortization)	15,735	37,147
Selling, general and administrative expenses	1,302	3,125
Depreciation and amortization	2,364	4,387
Total operating costs and expenses	188,386	445,802
Operating income	$1,445	$10,529

Operating Data:
Fuel gallons sold (in thousands)	53,903	128,356
Fuel margin per gallon (1)	$0.14	$0.18
Merchandise sales	$43,637	$108,054
Merchandise margin	27%	28%
Operating retail outlets at period end	154	154
__________

(1)
Fuel margin per gallon is a measurement calculated by dividing the difference between fuel sales and cost of fuel sales for our retail segment by the number of gallons sold.  The following table reconciles fuel sales and cost of fuel sales to net sales and cost of products sold:

	Three Months Ended December 31, 2007	June 1 Through December 31, 2007
	(In thousands, except per gallon data)
Net sales:
Fuel sales	$160,471	$382,446
Excise taxes included in fuel revenues	(20,288)	(48,189)
Merchandise sales	43,637	108,054
Other sales	6,011	14,020
Net sales	$189,831	$456,331

Cost of products sold:
Fuel cost of products sold	$152,848	$359,964
Excise taxes included in fuel cost of products sold	(20,288)	(48,189)
Merchandise cost of products sold	31,675	78,228
Other cost of products sold	4,750	11,140
Cost of products sold	$168,985	$401,143

Fuel Margin per gallon	$0.14	$0.18

The financial information for the twelve months ended December 31, 2007, includes the results of the retail segment acquired from Giant.  Prior to the acquisition of Giant, we did not have retail operations and, therefore, no comparable information is presented.

Wholesale Segment

	Three Months Ended	June 1 Through
	December 31, 2007	December 31, 2007
	(In thousands, except per gallon data)
Statement of Operations Data:
Net sales	$427,967	$991,907
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	409,578	949,966
Direct operating expenses (exclusive of depreciation and amortization)	9,417	20,715
Selling, general and administrative expenses	3,802	9,164
Depreciation and amortization	1,111	2,477
Total operating costs and expenses	423,908	982,323
Operating income	$4,059	$9,585

Operating Data:
Fuel gallons sold (in thousands)	154,195	376,382
Fuel margin per gallon (1)	$0.07	$0.06
Lubricant sales	$35,757	$84,825
Lubricant margins	10.1%	9.8%

__________
(1)
Fuel margin per gallon is a measurement calculated by dividing the difference between fuel sales and cost of fuel sales for our wholesale segment by the number of gallons sold.  The following table reconciles fuel sales and cost of fuel sales to net sales and cost of products sold:

	Three months ended December 31, 2007	June 1 Through December 31, 2007
	(In thousands, except per gallon data)
Net sales:
Fuel sales	$436,695	$1,008,045
Excise taxes included in fuel sales	(46,158)	(107,370)
Lubricant sales	35,757	84,825
Other sales	1,673	6,407
Net sales	$427,967	$991,907

Cost of products sold:
Fuel cost of products sold	$425,436	$984,191
Excise taxes included in fuel sales	(46,158)	(107,370)
Lubricant cost of products sold	32,140	76,479
Other cost of products sold	(1,840)	(3,334)
Cost of products sold	$409,578	$949,966

Fuel Margin per gallon	$0.07	$0.06

The financial information for the twelve months ended December 31, 2007, includes the results of the wholesale segment acquired from Giant.  Prior to the acquisition of Giant, we did not have wholesale operations and, therefore, no comparable information is presented.